EXHIBIT F

[Letter of Ministerio de Economia y Finanzas]

LEGAL OPINION

Lima, November 12, 2003

SECURITIES AND EXCHANGE COMMISSION

450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Sirs:

In my capacity as Chief of the General Office of Legal Counseling of the Ministry of Economy and Finance of the Republic of Peru (the “Republic” or “Peru”) and in connection with the Registration Statement under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), filed on November [    ], 2003 with the Securities and Exchange Commission (the “Registration Statement”), pursuant to which the Republic proposes to issue and sell from time to time up to U.S.$1.85 billion of its debt securities (the “Debt Securities”), warrants to purchase Debt Securities (the “Warrants”), or units (the “Units”), I have reviewed the following documents:

i)	the Registration Statement;

ii)	an executed copy of the Fiscal Agency Agreement, dated as of February 6, 2003, between the Republic and JPMorgan Chase Bank, as Fiscal Agent, Principal Paying Agent and Registrar (the “Fiscal Agency Agreement”);

iii)	the form of Amendment No. 1 to the Fiscal Agency Agreement (the “Amendment”);

iv)	the forms of the Debt Securities included as an exhibit to the Fiscal Agency Agreement and the Amendment; and

v)	all relevant provisions of the Constitution of the Republic and all relevant laws and orders of Peru including but not limited to the following (copies and translations of which are attached as exhibits hereto):

1.	the Politic Constitution of the Republic of Peru of 1993, in particular the Article 75; and

1

2.	the Annual Indebtedness Law of the Public Sector for the Fiscal Year 2003, Law No. 27881 as amended by Law 28045.

vi)	all such other documents, instruments and rules as I have deemed to be necessary as a basis for the opinion hereinafter expressed.

It is my opinion that under and with respect to the present laws of Peru, the Debt Securities, the Warrants and the Units, when executed and delivered by Peru and authenticated pursuant to the Fiscal Agency Agreement, the warrant agreements or the unit agreements, as the case may be, and delivered to and paid for by the purchasers as contemplated by the Registration Statement, such Debt Securities, such Warrants and such Units, will constitute valid and legally binding obligations of Peru; provided that each specific issue of Debt Securities or Units to be made by Peru will require the prior promulgation of a Supreme Decree issued by the President and the Economy and Finance Minister in accordance with the laws listed in subparagraph (v).

I hereby consent to the filing of this opinion with the Registration Statement and the use of the name of the Chief of the General Office of Legal Counseling of the Ministry of Economy and Finance of Peru, under the caption “Validity of the Securities” in the prospectus constituting a part of the Registration Statement and in any prospectus supplement relating thereto. In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/S/ ROCÍO DEL PILAR MONTERO LAZO
Rocío del Pilar Montero Lazo
Chief of the General Office of Legal Counseling of the Ministry of Economy and Finance of Peru

2

TITLE III

ECONOMIC REGIME

CHAPTER I

GENERAL PRINCIPLES

Article 58: Private initiate is free. It is exercised within a market economy. Under this regime, the State guides the development of the country, and acts mainly in the areas for the promotion of employment, health, education, security, public services and infrastructure.

Article 59: The State encourages the creation of wealth and guarantees freedom of work and freedom of company, trade and industry. The exercise of these freedoms must not be damaging to morality, health or public safety. The State provides opportunities for improvement to any sectors suffering from inequality; thus, it promotes small enterprise in all its modalities.

Article 60: The State recognizes economic plurality. The national economy is sustained by the coexistence of different types of ownership and enterprise.

Only authorized by express law, the State may perform on a subsidiary basis direct or indirect business activities for reasons of great public interest or manifest national convenience.

Business activity, whether public or not, receives the same legal treatment.

Article 61: The State facilitates and invigilates free competition. It combats any practice limiting this and the abuse of dominant or monopolistic positions. No law or agreement may authorize or establish monopolies.

The press, radio, television and other means of expression and social communication, and generally, companies, goods and services connected with the freedom of expression and communication may not be the object of exclusiveness, monopoly, or hoarding, whether directly or indirectly, by the State or private individuals.

Article 62: Freedom to contract guarantees that the parties may enter into valid agreements according to the regulations in force at the time of the contract. Contractual terms may not be altered by laws or other provisions of any kind. Disputes arising from the contractual relationships may only be resolved by arbitration or in the courts, under the protection set forth in the contract or contemplated by law.

By contract or law, the State may establish guarantees and grant securities. These may not be legally modified without prejudice to the protection referred to in the preceding paragraph.

Article 63: National and foreign investment are subject to the same conditions. The production of goods and services and foreign trade are free. If another country or countries adopt(s) protectionist or discriminatory measures damaging to the national interest, the State may in defense thereof, adopt similar measures.

3

In any contract entered into by the State and public law persons with domiciled foreigners must be recorded their subjection to the laws and jurisdictional organs of the Republic and their waiver of any diplomatic claims. Contracts of a financial nature may be exempted from national jurisdiction.

The State and other public law persons may submit controversies deriving from the contractual relationship to tribunals constituted pursuant to existing treaties. They may also submit them to national or international arbitration, or as established by law.

Article 64: The State guarantees the free holding and disposal of foreign currency.

Article 65: The State defends the interests of consumers and users. For such effect, it guarantees the right to information on the goods and services at its disposal in the market. lt also oversees in particular the health and security of the people.

CHAPTER II

ENVIRONMENT AND NATURAL RESOURCES

Article 66: Natural resources, both renewable and non-renewable, are the property of the Nation. The State is sovereign as to their use.

The conditions for their use and granting to private individuals are determined by organic law. Any such concession grants to the holder a real right, subject to the said legal regulation.

Article 67: The State determines national environment policy. It promotes the sustainable use of its natural resources.

Article 68: The State is obligated to promote the conservation of biological diversity and the natural areas protected.

Article 69: The State promoted the sustainable development of the Amazon region with appropriate legislation.

CHAPTER III

OWNERSHIP

Article 70: The right of ownership is inviolable. The State guarantees this. It is exercised in harmony with the common good and within the limits of the law. No one may be deprived of his or her property except exclusively for reasons of national security or public need, declared by law, and after the payment in cash of fair indemnification including compensation for any possible prejudice. Action may be brought before the Judiciary in order to contest the property value set by the State in the expropriation procedure.

Article 71: With respect to property, foreigners, whether natural persons or legal entities, have the same rights as Peruvians, without in any case, being able to claim exceptions or diplomatic protection.

4

However, within fifty kilometers of the national boundaries, foreigners may not acquire or possess under any title whatsoever, mines, land, woods, waters, fuel or energy sources, either directly or indirectly, individually or in company, under penalty of losing, to the State, the right thus acquired. Excepted is the case of public necessity expressly declared in a supreme decree approved by the Council of Ministers pursuant to law.

Article 72: The law may, only by reasons of national security, temporally establish specific restrictions and prohibitions for the acquisition, possession, exploitation arid transfer of given property.

Article 73: Property in the public domain is unalienable and imprescriptible. Property of public use may be granted to private individuals in accordance with the law for its economic use.

CHAPTER IV

TAX AND BUDGET REGIME

Article 74: Taxes are created, amended or repealed, or exemptions are established, exclusively by law or legislative decree in the event of the delegation of powers, except for tariffs and rates, which are regulated by supreme decree.

Local governments may create, amend or repeal contributions and rates, or make exemptions, within their jurisdiction with the limits established by law. The State, when exercising its taxation powers, must respect the legal reserves principles, the principles of equality and respect for the fundamental rights of the person. No tax may have a confiscatory effect.

Emergency decrees may not contain tax matters. The laws concerning annual taxes govern as from January first of the year following their promulgation. Budget laws may not contain regulations on tax matters.

Tax regulations passed in violation of the provisions hereof shall not be of effect

Article 75: The State only guarantees the payment of the public debt entered into by constitutional governments in accordance with the Constitution and the law.

The State’s domestic and foreign debt operations must be approved according to the law.

Municipalities may enter into credit operations charged to their own resources and property without requiring legal authorization.

Article 76: Works and the acquisition of supplies with the use of public funds and resources must be obligatorily executed by contract and public bidding, as must also the acquisition or alienation of property.

The contracting of services and projects whose importance and worth indicated by the Budget Law shall be public contest. The law establishes the procedure, exceptions and the respective responsibilities.

5

Article 77: The State’s economic and financial management is govemed by the budget annually approved by Congress. The structure of the public sector budget contains two sections: central government and decentralized bodies.

The budget assign public resources on a fair basis. Their programming and execution respond to the criteria of efficiency, basic social needs and decentralization.

Each respective area, pursuant to law, will receive a fair share of the income tax received through the exploitation of natural resources, as its canon.

Article 78: The President of the Republic sends to Congress the Budget Law draft within a period ending on August 30, each year.

On the same date, he also sends the debt and financial equilibrium bills.

The budget draft must be truly in balance.

Loans form the Central Reserve Bank or Banco de La Nación are not accounted as fiscal income.

Permanent expenditure may not be covered by loans.

The budget may not be approved without an entry for servicing the public debt.

Article 79: The representatives to Congress are not entitled to create or increase public expenditure, except with reference to their budget.

The Congress may not approve tributes with predetermined purposes, except at the request of the Executive Power.

In all other cases, the tax laws referring to benefits or exemptions required the prior report of the Ministry for the Economy and Finance.

Only by an express law, approved by two thirds of the members of Congress, may special taxation treatment for a given area of the country be selectable and temporarily established.

Article 80: The Minister for the Economy and Finance submits the claim to the Congress in Plenary. Each Minister shall defend the expenses for his sector. The President of the Supreme Court, the Attorney General and the President of the National Elections Board shall defend the corresponding demands of each institution.

If the original signed Budget Law is not sent to the Executive by November thirtieth, the Draft of the Executive Power will come into force, same which is promulgated by Legislative Decree.

Supplementary credits, payments and entry transfers shall be processed through Congress as determined by the Budget Law. During the recess of Parliament they will be processed by the Permanent Commission. In order to them be approved, they require the votes of three fifths of the legal number of members.

6

Article 81: The General Account of the Republic, accompanied by the Comptroller General’s Office Audit Report is sent by the President of the President of the Republic to the Congress within a period terminating at the latest on November fifteenth of the year following the execution of the budget.

The General Account is examined and determined by a review commission within the ninety days following its submission. Congress shall issue its verdict within thirty days. If Congress does not issue a verdict within the period indicated, the report of the Review Commission shall be sent to the Executive Power so that the Executive Power may promulgate a legislative decree containing the General Account.

Article 82: The Comptroller General’s Office of the Republic is a public law decentralized entity with autonomy pursuant to its organic law. It is the senior organ of the National Control System. It supervises the legality of the execution of the State Budget, public debt operations and the acts of institutions subject to control.

The Comptroller General is appointed by Congress on the proposal of the Executive for seven years. He may be removed by Congress for serious offense.

CHAPTER V

CURRENCY AND BANKING

Article 83: The law determines the monetary system of the Republic. The issue of bills and coins is the exclusive power of the State. This is exercised through the Central Reserve Bank of Peru.

Article 84: The Central Bank is a public law artificial person. It is autonomous within the framework of its Organic Law.

The purpose of the Central Bank is to preserve monetary stability. lts functions are: to regulate the currency and credit in the financial system, manage the international reserves under its charge, and the other functions indicated by its organic law.

The Bank informs the country, with exactitude and periodically, regarding the state of the national finances under the responsibility of its Board.

The Bank is prohibited from granting financing to the Treasury, except for the purchase in the secondary market of securities issued by the Public Treasury, within the limits indicated by its Organic Law.

Article 85: The Bank may carry out operations and make credit agreements in order to cover temporary imbalances in the position of international reserves.

7

It requires authorization by law when the amount of such operations or agreements exceeds the limit indicated by the Public Sector Budget with the obligation to report to Congress.

Article 86: The Bank is governed by a Board of seven members. The Executive Power appoints four, among them the Chairman. Congress ratifies the Chairman and appoints the other three, with an absolute majority of the legal number of its members.

All Bank members are appointed for the constitutional period corresponding to the President of the Republic. They do not represent any particular entity or private interest. Congress may remove them for serious offenses. In the event of a removal, the new directors shall complete the corresponding constitutional period.

Article 87: The State encourages and guarantees saving. The law establishes the obligations and limits of companies receiving savings from the public, as well as the mode and scope of such guarantee.

The Superintendency of Banking and Insurance exercises control over banking and insurance companies, and others receiving deposits from the public and others which, carrying out similar or related operations, are determined by law.

The law establishes the organization and functional autonomy of the Superintendency of Banking and Insurance.

The Executive appoints the Superintendent of Banking and Insurance for the period corresponding to its constitutional period. This is ratified by Congress.

CHAPTER VI

AGRARIAN REGIME AND PEASANT AND NATIVE COMMUNITIES

Article 88: The State preferentially supports agrarian development. It guarantees land property rights, both private or communal, or any other form of association. The law may fix the limits and extension of the land according to the peculiarities of each area.

Abandoned land, as provided by law, passes into the ownership of the State for subsequent sale.

Article 89: The Peasant and Native Communities are of legal existence and legal persons.

They are autonomous in their organization, communal work and in the use and free disposal of their land as well as with respect to economic and administrative matters, within the framework established by law. The ownership of their land is imprescriptible, except in the case of abandonment set forth in the previous article.

The State respects the cultural identity of Peasant and Native Communities.

8

Lima, Sunday, December 15, 2002

GOVERNMENT LEGISLATION

OFFICIAL GAZETTE EL PERUANO

LAW No. 27881

THE PRESIDENT OF THE REPUBLIC

WHEREAS:

The Congress of the Republic

has passed the following Law:

THE CONGRESS OF THE REPUBLIC;

Has passed the following Law:

PUBLIC SECTOR INDEBTEDNESS LAW

FOR 2003 FISCAL YEAR

Article 1: Purpose of the Law

1.1.	This Law shall determine the maximum amounts, conditions and requirements for foreign and domestic indebtedness operations, which the National Government may agree or guarantee for the public sector during 2003.

1.2.	This Law shall also regulate fees paid and contributions made to international financial organizations to which Peru belongs.

1.3.	Foreign Indebtedness shall be any financing operation which is subject to reimbursement, including credit line guaranties and allocations contracted for the purchase of goods and services and in support of the Balance of Payment, in excess of one year, agreed upon with individuals or legal entities not domiciled in the country.

1.4.	Domestic Indebtedness shall be any transaction subject to reimbursement, including line of credit guaranties and allocations, contracted for the purchase of goods and services and in support of the Balance of Payment, in excess of one year, agreed upon with individuals or legal entities domiciled in the country.

1.5.	For the purposes of this Law, references made to “Indebtedness” will imply Foreign and Domestic Indebtedness.

TITLE I

GENERAL PROVISIONS

Article 2: Approval and Change in Indebtedness Operations

2.1.	The Indebtedness operations included in this Law shall be approved by Supreme Decree with the favorable vote of the Council of Ministers and countersigned by the Minister for the Economy and Finance and the Minister of the corresponding sector.

2.2.	Changes in Indebtedness operations authorized hereunder and under previous indebtedness laws shall be approved by Supreme decree with the favorable vote of the Council of Ministers, and countersigned by the Minister for the Economy and Finance and the Minister of the corresponding sector.

2.3.	Any changes concerning the utilization period, reallocation or recomposition of expenditures or change of entity or body responsible for the execution of the project, whose procedures are not contemplated in the corresponding loan contracts, shall be approved by Supreme Decree countersigned by the Minister for the Economy and Finance and the Minister of the corresponding sector.

2.4.	Approvals or amendments of public investment projects financed with indebtedness are subject to the National Public Investment System.

Article 3: Approval of Credit Lines

3.1	Any credit lines agreed to or guaranteed by the National Government during the 2003 fiscal year shall be approved by Supreme Decree with the favorable vote of the Council of Ministers and countersigned by the Minister for the Economy and Finance.

3.2	The Ministry for the Economy and Finance shall assign resources from the credit lines in accordance with the requirements set forth in Article 6 hereof.

Article 4: Financial Conditions for Indebtedness Operations

The Ministry for the Economy and Finance shall ensure that any Indebtedness obtained under this Law shall as a priority be concessioned.

Article 5: State’s Financial Agent and Loan Agreement Negotiations

5.1	The Ministry for the Economy and Finance through the General Directorate for Public Credit shall act as the State’s financial agent in any Indebtedness operation agreed to or guaranteed by the National Government, although the financial agent may be changed through ministerial resolution from the Ministry for the Economy and Finance with the favorable opinion of the General Directorate of Public Credit.

5.2	All Loan Agreement negotiations related to Indebtedness transactions will be carried out by the State’s Financial Agent or official appointed through Resolution of the Ministry for the Economy and Finance. Anyone with opposing interests will not be able to participate in the Indebtedness process.

Article 6: Requirement for approval of Indebtedness transactions agreed to or guaranteed by National Government

Indebtedness transactions agreed to or guaranteed by the National Government must be previously approved, with the following requirements:

a)	An application by the Head of the Sector to which the entity or body responsible for the implementation of the project belongs together with the favorable technical and economic report. With respect to Indebtedness operations of Regional Governments or Local Governments guaranteed by the National Government, in the first case, there must be an application by the President of the region accompanied by the minutes recording approval by the Regional Council and in the second case, the application by the Mayor, accompanied by the minutes recording the approval of the Municipal Council. In each case, the application must also be accompanied by the favorable opinion of the sector involved in the project, where required, and a favorable technical and economic report which must include an analysis of the payment capacity of the corresponding entity to pay the debt service of the indebtedness operation involved.

b)	Feasibility study in the case of an investment project.

c)	Draft loan agreement.

The entity or organization responsible for the project will be responsible for ensuring compliance with requirements a) and b) of this article.

Article 7: Requirements for calling Public Tenders with Financing

7.1	Entities which must call public tenders for the implementation of a project involving Indebtedness must previously a ministerial resolution from the Ministry for the Economy and Finance approving the financial conditions to be considered in the said public bidding process.

7.2	For the issuing of the ministerial resolution referred to in the previous paragraph, is required an application by the Head of the Sector to which the entity or body responsible for the implementation of the project belongs together with the corresponding feasibility study and the favorable technical and economic report based on the said study.

7.3	In bids by Regional Government and Local Governments in the first case is required an application of the President of the Region accompanied by the minutes reporting the approval of the Regional Council and in the case of local governments, an application of the Mayor accompanied by the minutes recording the approval of the Municipal Council. In both cases, the application must also be accompanied by the favorable opinion of the sector connected with the project, where appropriate, the project feasibility study and the favorable economic and technical report based on the said study.

Article 8: Disbursement Reconciliation

8.1	Entities or bodies administrating Indebtedness operations shall be obliged to reconciliate each half-year with the General Directorate for Public Credit of the Ministry for the Economy and Finance, any disbursements received as of June 30, and December 31 of the 2003 fiscal year, proceeding from such operations.

8.2	The above-mentioned reconciliations must be effected at the latest on July 31 of the 2003 fiscal year, and January 31 of the 2004 fiscal year, under the responsibility of the head of the entity or corresponding body.

Article 9: Quarterly Information regarding Amounts Owed

All Public Sector entities having undertaken Indebtedness operations, including those not having the National Government guaranty, must report to the General Directorate for Public Credit of the Ministry for the Economy and Finance, the balances owed at the close of each calendar quarter, within fifteen (15) days subsequent thereto.

Article 10: Payment of Debt Service

For the payment of Indebtedness operations service:

a)	Corresponding to the National Government, is made by the General Directorate for Public Credit of the Ministry for the Economy and Finance, and for this purpose, the accounts being financed with resources other than ordinary resources must transfer to the Ministry for the Economy and Finance the financial resources to provide such service, pursuant to the terms of respective the Loan Agreements and/or the Transfer of Resources Contracts, in due case.

b)	The entities which do not belong to the National Government and coordinate Indebtedness operations with its guaranty, are obliged to pay directly the service of such operations, under the responsibility of their Board or equivalent body, Regional Council or Municipal Council, as the case may be, pursuant to the terms of the Loan Agreements and existing regulations. Also, they must submit to the General Directorate for Public Credit of the Ministry for the Economy and Finance, the information on the service within a period of eight (8) business days after it is effected.

Article 11: Management Commission

It is herein authorized the collection in favor of the Ministry for the Economy and Finance of an annual management commission equivalent to 0.1% of the total of the balance owed from Indebtedness operations agreed to or guaranteed by the National Government, which are the subject of a Resource Transfer Contract or a Counterguaranty Agreement, where appropriate, except in the case that the final destination of resources be the National, Regional or Local Government.

Article 12: Public Debt Renegotiation

12.1	The Indebtedness renegotiation operations shall be approved by Supreme Decree, with the approving vote of the Council of Ministers, countersigned by the Minister for the Economy and Finance.

12.2	The corresponding information must be submitted to the Congress of the Republic Budget and General Accounts Commission of the Republic within a period of forty-five (45) business days following the execution of each obligation.

Article 13: Custody of Documentation

The custody of the originals of the contracts of Indebtedness operations agreed to or guaranteed by the National Government and the renegotiation of the foreign debt shall be the responsibility of the General Directorate for Public Credit of the Ministry for the Economy and Finance.

Article 14: Risk coverage operations

14.1	The General Directorate for Public Debt of the Ministry for the Economy and Finance is authorized to enter into risk coverage operations, including those relating to the exchange rate and the interest rate for the National Government Debt. Risk coverage operations shall be approved by a Ministerial Resolution of the Ministry for the Economy and Finance.

14.2	The corresponding information shall be sent to the Congress of the Republic Budget and General Accounts Commission of the Republic within forty-five (45) business days following the execution of each operation.

Article 14: Contributions and so forth to Multilateral Credit Organisms

The Ministry for the Economy and Finance, through the General Directorate for Public Credit, provides contributions, makes share subscriptions, transfers and the respective payments to the multilateral credit organisms.

Article 16: Prior Report by the General Comptroller’s Office

The prior report of the General Comptroller’s Office of the Republic cited in paragraph 1 of article 22 of Law number 27785, the Organic Law for the National Control System and General Accounts of the Republic, shall be issued within five (5) business days following the receipt of the file by such control body, under its responsibility.

TITLE II

MAXIMUM AUTHORIZED AMOUNTS OF

FOREIGN INDEBTEDNESS

Article 17: Maximum Foreign Indebtedness Amount

The National Government is hereby authorized to grant or guarantee Foreign Indebtedness operations for up to an amount equivalent to US$2,200,000,000.00 (TWO THOUSAND TWO HUNDRED MILLION AMERICAN DOLLARS ONLY) for:

a)	Investments for the production and the support of production of goods and the rendering of services up to US$ 400,000,000.00

b)	Social sectors up to US$275,000.000.00

c)	National Defense up to US$25,000.000.00

d)	Support to Balance of Payments up to US$1,500,000,000.00

When the financial conditions are favorable to the Republic, the Ministry for the Economy and Finance may agree to debt operations for amounts in excess of the sum mentioned in paragraph d) of this article. Indebtedness operations for amounts above the amount set forth herein may not exceed the indebtedness limit set forth in the Multi-annual Macroeconomic Framework corresponding to the 2004 fiscal year.

TITLE III

MAXIMUM AUTHORIZED AMOUNTS OF

DOMESTIC INDEBTEDNESS

Article 18: Maximum Domestic Indebtedness Amount

The National Government is hereby authorized to agree to or guarantee Domestic Indebtedness operations for up to an amount not exceeding S/.2,400,000,000.00 (TWO THOUSAND FOUR HUNDRED MILLION NEW SOLS) which includes the issue of bonds for up to S/.2,100,000,000.00 (TWO THOUSAND ONE HUNDRED MILLION NEW SOLS).

SUPPLEMENTARY PROVISIONS

TEMPORARY PROVISiONS

ONE: The Ministry for the Economy and Finance, through the General Directorate for Public Credit, is authorized to execute, with private sector companies, the rescheduling of debt agreements arising from the guaranty of the Republic or a state company, included in the agreements made by the Peruvian Government with external creditors and which have not been deposited pursuant to Supreme Decree No. l75-83-EFC, published on May 15, 1983, and Supreme Decree No.260-86-EF, published on August 8, 1986; the said Ministry is also authorized to retain the legal counselor required for that purpose.

The said rescheduling agreements will be approved by Supreme Decree countersigned by the Minister for the Economy and Finance.

TWO: The State enterprises included in the promotion process of private investment, pursuant to Legislative Decree No. 674, its amendments and other regulating norms, and which, by express agreement of the Promotion Agency of Investment -PROINVERSION- are subject to the private activity regime, as well as those which have been transferred to the Private Sector and where the State still owns shares, must submit to the General Directorate for Public Credit of the Ministry for the Economy and Finance and to the Congress of the Republic Budget and General Accounts Commission of the Republic, information on all the Foreign Indebtedness operations they undertake, within a period of eight (8) days after their execution.

THREE: The assumption of indebtedness by state companies subject to the promotion process of private investment, pursuant to Legislative Decree No. 674, their amendments and other regulating norms, are approved under the proposal of the Promotion Agency of Investment -PROINVERSION- previous the favorable report of the General Directorate for Public Credit and the Juridical Advice Office of the Ministry for the Economy and Finance, as well as the National Financing Fund of State Business Activity – FONAFE – by Supreme Decree countersigned by the Ministry for the Economy and Finance.

FOUR: Of application are the provisions set forth in Article 33 of Supreme Decree No. 070-92-PCM, published on July 17, 1992, which has been amended by Article 1 of Supreme Decree No. 033-93-PCM, published on May 15, 1993, in the sense that expenses imputable, directly or indirectly to the private investment promotion process, include obligations assumed by the State in order to help privatized companies.

Likewise, the provisions set forth in the previous paragraph shall apply in the case of concession processes effected within the framework of the Sole Ordered Text for Regulations Ranking as Law and Regulating the Granting of Concessions to the Private Sector of Public Infrastructure Works and Public Services, approved by Supreme Decree No. 059-96-PCM, published on December 27, 1996.

FIVE: During the effect period of this Law, the use of resources originating in the process regulated by Legislative Decree No. 674 and its amendments corresponding to the Public Treasury pursuant to Law No. 27783, Law of Decentralization Bases shall be extended, so that they may also be used by the Ministry of the Economy and Finance to serve Foreign Public Debt.

SIX: The Ministry for the Economy and Finance is herein authorized to undertake operations for the Conversion of Foreign Indebtedness into Donations, in support of social sectors, environmental protection and relieve of extreme poverty situations, as well as operations for the Foreign Indebtedness Conversion into Investment. The bilateral frames applicable to these operations, as well as those not susceptible to be considered within the referred frames, will be approved by Supreme Decree, countersigned by the Minister for the Economy and Finance.

The Ministry for the Economy and Finance, within a term of forty-five (45) business days following the signing of each operation, shall submit a report on those operations to the Congress of the Republic Budget and General Accounts Commission of the Republic.

SEVEN: Transactions pertaining to the Indebted Decentralized Entities and State Corporations not bearing a guaranty from the National Government are authorized by supreme resolution, countersigned by the Minister for the Economy and Finance and the Minister of the corresponding sector, after the express agreement of their respective directories or equivalent bodies.

Once lndebtedness transactions are made, they must be reported to the General Directorate of Public Debt of the Ministry for the Economy and Finance, within fifteen (15) business days after they are consummated.

EIGHT: Indebtedness transactions carried out by the regional governments not bearing guaranty by the National Government will be governed by the provisions set forth in Article 37 of Law No. 27783, Law of Decentralization Bases. In the case of local governments, such operations are carried out in accordance with the regulations set forth in the third paragraph of article 75 of the Political Constitution of Peru and article 46 of Law No. 27783. In both cases, specific mention shall be made in the respective contracts.

NINE: The National Government is hereby authorized to guarantee Indebtedness transactions to finance regional and local governments development and community service investments, which as a whole, will not exceed US$150,000,000.00 (ONE HUNDRED AND FIFTY MILLION AMERICAN DOLLARS ONLY), out of the amount approved in paragraph b) in Article 17 of this Law, for which the requirements set forth in article 6 hereof shall be complied with.

TEN: The Ministry for the Economy and Finance is hereby authorized to apply the Ninth Final Provision of the Legislative Decree 674 and amendments regulations, with respect to the debt of public corporations under liquidation excluded from the process for the private investment promotion process which may have been assumed by the State.

ELEVEN: In order to facilitate the hiring of the services related to the processes required for carry out risk hedge transactions as well as for the issuing of domestic and foreign obligations, including the corresponding registration, the Ministry for the Economy and Finance is exempted from the prescriptions of the Consolidated Law of the Government Purchasing and Contracting Law, approved by Supreme Decree 012-2001-PCM, published on February 13, 2001, and the Regulations thereof, approved by Supreme Decree 013-2001-PCM, published on February 13, 2001, and amended by Supreme Decree No. 079-2001-PCM, published on July 3, 2001, authorizing it to directly hire such services.

Within twenty-five (25) business days following the date when such contracts were entered into, the Ministry for the Economy and Finance must submit the corresponding information to the Congress of the Republic General Budget and Accounts Commission of Congress of the Republic.

TWELVE: Hereby approved the authorized capital increase of Andean Development Corporation (Corporación Andina de Fomento – CAF) from THREE THOUSAND MILLION AMERICAN DOLLARS ONLY (US$3,000,000,000.00) to FIVE THOUSAND MILLION AMERICAN DOLLARS ONLY (US$5,000,000,000.00) and the corresponding amendment of article 5 of the Constitutive Agreement of the said entity, approved by Decision No. 149/2002, adopted at the IX Extraordinary Shareholders Meeting.

THIRTEEN: The subscription is approved by the Republic of Peru of 6,466 Ordinary Capital Shares (Series B) of the Andean Development Corporation (Corporación Andina de Fomento — CAF) for a total of SEVENTY MILLION ONE HUNDRED AND FIFTY-SIX THOUSAND ONE HUNDRED AMERICAN DOLLARS ONLY (US$70,156,100.00) at the equity value of TEN THOUSAND EIGHT HUNDRED AND FIFTY AMERICAN DOLLARS ONLY (US$10,850.00) per share, in accordance with Resolution No. 1458/2002, adopted at the CIX Meeting of the Board of the said entity.

FOURTEEN: The external credit disbursement operations which pursuant to the respective agreements are to cover or reimburse expenses paid with ordinary resources prior to the first disbursement of the loan, shall be deposited in the Main Account of the Public Treasury within 24 hours of receipt of notification from the financial organism with respect to its accreditation in the accounts of the corresponding Executive Unit, under the responsibility of the Head of the Project Executive Unit and/or the General Director of Administration or the person acting is his place.

FIFTEEN: State universities, with the support or guarantee of the National Government and charged to the source of financing resources directly received, may agree to and carry out debt operations for the execution of investment projects and the acquisition of investigation and teaching equipment. Such debt operations must be subject to the procedures and rules set forth in the Public Sector Annual Laws, the Public Investment National Law, the limits set forth in the Prudence and Fiscal Transparence Law and other applicable regulations.

FINAL PROVISION

SOLE PROVISION. This law shall enter into effect on January 1, 2002.

Notify the President of the Republic for its promulgation.

In Lima on the thirtieth day of the month of November, year two thousand and two.

CARLOS FERRERO

President of the Congress of the Republic

JESUS ALVARADO HIDALGO

First Vice President of the Congress of the Republic

THE CONSTITUTIONAL PRESIDENT OF THE REPUBLIC

NOW THEREFORE:

I order its publication and execution.

Given in the Government House in Lima on the thirteenth day of the month of December, year two thousand and two.

ALEJANDRO TOLEDO

Constitutional President of the Republic

LUIS SOLARI DE LA FUENTE

President of the Council of Ministers

JAVIER SILVA RUETE

Minister for the Economy and Finance

24519-6263/03

Lima, Thursday, July 31, 2003	Page 248997

LEGISLATIVE BRANCH

CONGRESS OF THE REPUBLIC

LAW No. 28045

THE PRESIDENT OF THE REPUBLIC

WHEREAS:

The Congress of the Republic Permanent Commission

has passed the following Law:

THE CONGRESS OF THE REPUBLIC

PERMANENT COMMISSION;

Has passed the following Law:

LAW MODIFYING LAW No. 27881,

PUBLIC SECTOR INDEBTEDNESS LAW

FOR 2003 FISCAL YEAR

Sole Article: Modification of Article 17 of Law No. 27881

Article 17 of Law No. 27881, Public Sector Indebtedness Law for 2003 Fiscal Year, shall be modified, in, on, under the following terms:

“Article 17: Maximum Foreign Indebtedness Amount

The National Government is hereby authorized to grant or guarantee foreign indebtedness operations for up to an amount equivalent to US$2,200,000,000.00 (TWO THOUSAND TWO HUNDRED MILLION AMERICAN DOLLARS ONLY) for:

a)	Investments for the production and the support of production of goods and the rendering of services up to US$395,000,000.00

b)	Social sectors up to US$275,000,000.00

c)	Defense Sector up to US$30,000,000.00

d)	Support to Balance of Payments up to US$1,500,000,000.00

1

When the financial conditions are favorable to the Republic, the Ministry for the Economy and Finance may agree debt operations for amounts in excess of the sum mentioned in paragraph d) of this article. Indebtedness operations for amounts above the amount set forth herein may not exceed the indebtedness limit set forth in the Multi-annual Macroeconomic Framework corresponding to the 2004 fiscal year.”

Notify the President of the Republic for its promulgation.

In Lima on the eleventh day of the month of July, year two thousand and three.

CARLOS FERRERO

President of the Congress of the Republic

MERCEDES CABANILLAS BUSTAMANTE

Second Vice President of the Congress of the Republic

THE CONSTITUTIONAL PRESIDENT OF THE REPUBLIC

NOW THEREFORE:

I order its publication and execution.

Given in the Government House in Lima on the thirtieth day of the month of July, year two thousand and three.

ALEJANDRO TOLEDO

Constitutional President of the Republic

BEATRIZ MERINO LUCERO

President of the Council of Ministers

JAIME QUIJANDRÍA SALMÓN

Minister for the Economy and Finance

2

Lima, jueva 3l de julio de 2003	Pág. 248997

PODER LEGISLATIVO

CONGRÉSO DE LA REPÚBLICA

LEY No 28045

EL PRESIDENTE DE LA REPÚBLICA

POR CUANTO:

La Comisión Permanente del Congreso de

la República ha dado la Ley siguiente:

LA COMISIÓN PERMANENTE

DEL CONGRESO DE LA REPÚBLICA;

Ha dado la Ley siguiente:

LEY QUE MODIFICA LA LEY No 275881,

LEY DE ENDEUDAMIENTO DEL SECTOR

PÚBLICO PARA EL AÑO FISCAL 2003

Artículo único. – Modificatión del articulo 17o de la Ley No 27881

Modificase el articulo 17o de la Ley No 27881, Ley de Endeudamiento del Sector Público para el Año Fiscal 2003, en ios siguientes términos:

“Articulo 17o. - Monto máximo de Endeudamiento Externo.

Autorizase al Gobierno Nacional a acordar o garantizar operaciones de endeudamiento externo haaste por un monto equivalente a US$ 2 200 000 000,00 (DOS MIL DOSCIENTOS MILLONES Y 00/100 DOLARES AMERICANOS) destinados a lo siguiente:

a)	Inversiones de cáracter productivo y de apoyo a la producción de bienes y prestacion de servicios hasta US$ 395 000 000,00.

b)	Sectores Socieals hasta US$ 275 000 000,00.

c)	Sector Defensa hasta US$ 30 000 000 00.

d)	Apoyo a la Balanza de Pagos hasta US$ 1 500 000 000,00

Cuando las condiciones financieras sean favorables a la República, el Ministerio de Economia y Finanzas podrá acordar operaciones de endeudamiento por montos superiores a la suma referida en el literal d) del presente articulo. Las operaciones de endeudamiento por montos mayores al monto previsto en la presente disposicíon, no podrán superar el limite de endeudamiento establecido en el Marco Macroeconómico Multianual, correspondiente al ejercicio fiscal del 2004.”

Comuniquese al señor Presidente de la República para su promulgación.

En Lima, a los once días del mes de julio de dos mil tres.

CARLOS FERRERO

President del Congreso de la República

MERCEDES CABANILLAS BUSTAMANTE

Segunds Vicepresidenta del Congreso

de la República

AL SENOR PRESIDENTE CONSTITUCIONAL

DE LA REPÚBLICA

POR TANTO:

Mando se publique y cumpla.

Dado en la Casa de Gobierno, en Lima, a los treinta dias del mes de julio del año dos mil tres.

ALEJANDRO TOLEDO

Presidente Constitucional de la República

BEATRIZ MERINO LUCERO

Presidenta del Consejo de Ministros

JAIME QUIJANDRÍA SALMÓN

Minister for the Economy and Finance